Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 14, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of change in presentation of imputed discount on Equipment Installment Plan receivables described in Note 1, as to which the date is January 22, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in T-Mobile US, Inc.’s Current Report on Form 8-K dated January 22, 2018.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

January 22, 2018